SUBSIDIARIES OF THE REGISTRANT


  NAME                        STATE OR JURISDICTION      NAME UNDER WHICH
                                 OF INCORPORATION    SUBSIDIARY DOES BUSINESS
  ------------------------------ ---------------- ------------------------------
  Regalite Plastics Corporation    Massachusetts Regalite Plastics Corporation

  O'Sullivan Plastics Corporation  Nevada        O'Sullivan Plastics Corporation

  O'Sullivan Engineering, Inc.     Michigan      O'Sullivan Engineering, Inc.

  Capitol Plastics of Ohio, Inc.   Ohio          Capitol Plastics of Ohio, Inc.

  Melnor Inc.                      Virginia      Melnor Inc.












































                                       - 59 -